Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Lee E. Cole
Chairman, President and CEO
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES FISCAL 2012

FOURTH QUARTER AND FULL-YEAR RESULTS

Fourth Quarter Highlights Include:

•	Net Income Climbs 69 Percent to a Quarterly Record of $6.2 Million from $3.6 Million Last Year

•	Diluted EPS Equals $0.42 Versus $0.25 in Fiscal 2011 Final Quarter

•	Operating Results Paced by Strong Avocado Volumes—900,000 More Units Packed from Year-Earlier Fourth Quarter

•	Gross Margin Jumps to a Quarterly Record of $17.9 Million, a 35 Percent Increase from $13.2 Million in Year-Earlier Fourth Quarter

Full-Year Highlights Include:

•	Net Income Reaches New All-Time High of $18.9 Million before Effect of $1.8 Million Mexican Tax Charge Which Reduced Net Income to $17.1 Million, a 54 Percent Increase from $11.1 Million Last Year

•	Diluted EPS of $1.27 before $0.12 Effect of Mexican Tax Item Which Reduced Diluted EPS to $1.15 as Compared to $0.75 in Fiscal 2011

•	Gross Margin Soars 43 Percent to Record $60.7 Million from $42.3 Million

•	Revenues Grow to a New High of $551.1 Million from $522.5 Million Last Year

Fiscal 2013 Outlook:

•	Company Announces Expectation for Record Operating Results

•	CEO Cole Reiterates Industry Avocado Forecast of 1.65 Billion Pounds

•	Calavo Foods Segment Anticipates Record Gross Profit on Guacamole Revenue Growth

SANTA PAULA, Calif. (Jan. 3, 2013)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and expanding provider of value added fresh foods, today reported that fiscal 2012 fourth-quarter net income rose 69 percent to the highest quarterly net income in company history from the fourth quarter last year. These results, which drove up annual net income by 54 percent over prior year, were paced by “continued operating strength across all three of Calavo’s business segments.”

Current-year three-month and annual results for the company’s Renaissance Food Group, LLC (RFG) business segment are now reported separately from the legacy Calavo Foods business segment.

-more-

Calavo Growers Announces Fiscal 2012 Fourth Quarter and Full-Year Results/2-2-2

For the three months ended Oct. 31, 2012, net income advanced to a record $6.2 million, equal to $0.42 per diluted share, from $3.6 million, or $0.25 per diluted share in the fiscal 2011 fourth quarter. Revenues totaled $141.6 million versus $147.3 million in the fiscal 2011 fourth quarter, owing primarily to the decline in fresh avocados prices which has resulted from the significantly larger current-year fruit supply.

Gross margin in the final quarter advanced 35 percent to a record $17.9 million, equal to 12.6 percent of total revenues, from $13.2 million, or 9.0 percent of total revenues, in the corresponding quarter one year ago. Operating income increased to $7.6 million, a 19 percent jump from $6.4 million in the fourth quarter of fiscal 2011.

Fourth-quarter selling, general and administrative (SG&A) expenses totaled $10.3 million, equal to 7.2 percent of revenues, versus $6.8 million, or 4.6 percent of revenues, in the same quarter last year. The increased SG&A in the most-recent quarter is principally attributable to costs associated with Calavo’s management-incentive plan for surpassing earnings targets. SG&A as a percentage of gross margin increased to 57.4 percent in the most recent quarter from 51.6 percent in the year-earlier fourth quarter.

Chairman, President and CEO Lee E. Cole stated: “Calavo registered the single-highest net income for any period in its history during the final quarter, enabling us to post results for fiscal 2012 that are among its best ever, including revenues and gross margin which shattered previous record highs. We benefitted from strong showings in each of our three business segments and this operating momentum continues to validate the strategic blueprint we established for the company—all indicators are trending favorably.”

Cole continued: “A substantially larger avocado harvest in California resulted in Calavo packing nearly 900,000 more cartons of fruit in the final quarter than a year earlier and approximately 2.4 million more units for the whole of fiscal 2012, bringing to more than 12 million the total number packed. The significantly larger crop paced volume through our unit-driven packinghouses and benefited Fresh business segment

-more-

Calavo Growers Announces Fiscal 2012 Fourth Quarter and Full-Year Results/3-3-3

and overall gross margin. As anticipated, our legacy Calavo Foods business posted outstanding results for the quarter and full year, capitalizing on higher sales and favorable fruit costs owing to a larger supply in the marketplace which, in turn, fueled strong gross margins. And RFG, which completed its initial full fiscal year as part of Calavo, performed to our expectations and provided excellent incremental contribution to the company’s top line.”

Cole added that the strength of Calavo’s operating results enabled it to return to shareholders more than $9.6 million subsequent to fiscal-year end in the form of the company’s annual cash dividend, which was increased by 18 percent from the prior year to $0.65 per share. As point of note, since 2002 Calavo’s annual cash dividend has risen consistently from $0.20 per share to its current payout level.

Net income for the fiscal year ended Oct. 31, 2012 climbed to $17.1 million, equal to $1.15 per diluted share, from $11.1 million, or $0.75 per diluted share, one year earlier. Fiscal 2012 results include the effect of a $1.8 million income tax expense recorded in the second quarter related to an unfavorable ruling in a disputed matter with Mexico’s tax authority’s examination of the 2004 tax year. Net income for fiscal 2012 before the Mexican tax item was $18.9 million, equal to $1.27 per diluted share.

Revenues for the most-recent year rose five percent to $551.1 million, a new historic high, from $522.5 million in fiscal 2011. Annual gross margin climbed 43 percent to a record $60.7 million from $42.3 million in fiscal 2011 and eclipsing the prior high of $51.5 million established two years earlier. Operating income vaulted to $27.5 million in fiscal 2012, an increase of 50 percent from $18.3 million in the corresponding period one year ago.

In Calavo’s Fresh business segment, final-quarter revenues totaled $91.0 million, down from $102.3 million in last year’s fourth quarter. The year-to-year decline in segment revenues is indicative of the aforementioned, significantly larger supply of avocados in the marketplace, as compared to fiscal 2011, which resulted in substantially lower prices during the current year for the quarter. Total Fresh segment volume totaled 3.7 million units in the most-recent quarter, increasing 29 percent from 2.9

-more-

Calavo Growers Announces Fiscal 2012 Fourth Quarter and Full-Year Results/4-4-4

million units shipped in the fourth quarter of fiscal 2011. Fresh segment gross margin advanced to $11.4 million, or 12.5 percent of segment sales, from $7.7 million, approximating 7.5 percent of segment sales, in last year’s fourth quarter.

Revenues in the Calavo Foods business segment edged upward in the final quarter to $11.6 million from $11.2 million in the fiscal 2011 fourth quarter. The business unit—encompassing the company’s legacy products, including prepared avocados, salsa and tortilla chips—continued to benefit from the aforementioned larger supply of fruit in the marketplace and, to a less significant extent, improved pricing. These factors proved beneficial to Calavo Foods’ gross margins in the most recent quarter, which rose to $3.2 million, or 27.5 percent of that business unit’s sales, from $2.7 million, or 23.9 percent of segment sales, one year ago.

RFG business segment revenues jumped 15 percent to $39.0 million from $33.9 million in the fourth quarter of fiscal 2011. RFG gross margin in the most-recent quarter totaled $3.3 million, or 8.4 percent of segment sales, versus $2.9 million, or 8.5 percent of segment sales, in the fiscal 2011 fourth quarter.

Outlook

Calavo CEO Cole stated that “the company begins fiscal 2013 with considerable operating momentum at its back. The same factors which powered our strong performance in the recently concluded year continue unabated and, in fact, are even showing early signs of accelerating. As a result of the growing velocity in our businesses, I am confident that Calavo will register record net income and per-share results in fiscal 2013.”

Cole continued, “This optimism is extremely well-founded. Early estimates for the 2013 avocado supply are pegged to be at least 1.65 billion pounds, up from about 1.4 billion pounds in the recently concluded year and 1.1 billion pounds in 2011. Calavo’s avocado market position places the company in the sweet spot of an industry that’s booming around us. The surging supply, including a projected increased harvest in California, should result in larger volume pouring into our packinghouses which drive operating efficiencies and, by extension, gross margins.

-more-

Calavo Growers Announces Fiscal 2012 Fourth Quarter and Full-Year Results/5-5-5

“Augmenting avocados, we anticipate larger tomato volume at higher prices during the current year in the Fresh segment, which will be further bolstered by our other diversified-produce offerings,” the CEO said.

“Our Calavo Foods business segment is increasingly a picture of strength,” Cole continued, “with a growing pipeline of orders from customers for our prepared avocado lineup. With continued favorable pricing of fruit, we expect to register record gross profit in the Calavo Foods segment, building upon the gross-margin performance which characterized fiscal 2012. We recently launched our latest ultra-high-pressure product, avocado halves, which are attracting considerable interest and attention among customers. This convenience product will be rolled out broadly during the current year and we are genuinely excited about its prospects.”

The CEO said, “RFG proceeds on plan with market penetration into the retail grocery channel, as well as expanding consumer demand for its products from consumers. The business unit’s robust product-development pipeline—as well as its rapid order-fulfillment and just-in-time distribution of fresh, convenient and healthful offerings—remain cornerstones of the RFG strategic blueprint.

“With so many platforms driving Calavo’s revenue and profit engines—all performing exceptionally well—the company begins fiscal 2013 in an enviable position and I look forward to a very successful year ahead,” Cole concluded.

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, salsa and tortilla chips under the respected Calavo brand name. Calavo Foods’ wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio

-more-

Calavo Growers Announces Fiscal 2012 Fourth Quarter and Full-Year Results/6-6-6

of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2011. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$7,103	$2,774
Accounts receivable, net of allowances of $3,221 (2012) and $2,285 (2011)	38,870	36,101
Inventories, net	22,948	17,787
Prepaid expenses and other current assets	7,190	6,220
Advances to suppliers	2,369	3,349
Income taxes receivable	2,762	3,111
Deferred income taxes	2,222	2,136

Total current assets	83,464	71,478
Property, plant, and equipment, net	50,562	47,091
Investment in Limoneira Company	38,841	29,991
Investment in unconsolidated entities	520	2,292
Goodwill	18,262	18,349
Other assets	16,242	16,122

	$207,891	$185,323

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$8,475	$5,081
Trade accounts payable	7,898	7,038
Accrued expenses	22,237	19,285
Short-term borrowings	20,170	17,860
Dividend payable	9,612	8,123
Current portion of long-term obligations	5,416	5,448

Total current liabilities	73,808	62,835
Long-term liabilities:
Long-term obligations, less current portion	13,039	18,244
Deferred income taxes	10,665	8,002

Total long-term liabilities	23,704	26,246
Commitments and contingencies
Noncontrolling interest	357	462
Total shareholders’ equity:	110,022	95,780

	$207,891	$185,323

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three months ended October 31,		Year ended October 31,
	2012	2011	2012	2011
Net sales	$141,552	$147,349	$551,119	$522,529
Cost of sales	123,696	134,145	490,453	480,221

Gross margin	17,856	13,204	60,666	42,308
Selling, general and administrative	10,258	6,808	33,128	23,976

Operating income	7,598	6,396	27,538	18,332
Interest expense	(243)	(297)	(1,152)	(1,016)
Other income, net	737	29	1,616	888

Income before provision for income taxes	8,092	6,128	28,002	18,204
Provision for income taxes	1,976	2,540	11,055	7,249

Net income	6,116	3,588	16,947	10,955
Add: Net loss attributable to noncontrolling interest	44	51	105	113

Net income attributable to Calavo Growers, Inc.	$6,160	$3,639	$17,052	$11,068

Calavo Growers, Inc.’s net income per share:
Basic	$0.42	$0.25	$1.15	$0.75

Diluted	$0.42	$0.25	$1.15	$0.75

Calavo Growers, Inc.’s shares used in per share computation:
Basic	14,795	14,769	14,786	14,743

Diluted	14,822	14,781	14,814	14,751

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Three months ended October 31, 2012
Net sales	$90,974	$11,576	$39,002	$141,552
Cost of sales	79,568	8,393	35,735	123,696

Gross margin	$11,406	$3,183	$3,267	$17,856

Three months ended October 31, 2011
Net sales	$102,317	$11,154	$33,878	$147,349
Cost of sales	94,662	8,493	30,990	134,145

Gross margin	$7,655	$2,661	$2,888	$13,204

Net sales to third parties by segment exclude inter-segment sales and cost of sales. For the three months ended October 31, 2012, and 2011, inter-segment sales and cost of sales for Fresh products totaling $7.4 million, and $4.1 million were eliminated. For the three months ended October 31, 2012, and 2011, inter-segment sales and cost of sales for Calavo Foods totaling $3.2 million, and $2.7 million, were eliminated.

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Year ended October 31, 2012
Net sales	$350,582	$46,424	$154,113	$551,119
Cost of sales	316,287	32,422	141,744	490,453

Gross margin	$34,295	$14,002	$12,369	$60,666

Year ended October 31, 2011(1)
Net sales	$420,658	$45,151	$56,720	$522,529
Cost of sales	389,371	38,403	52,447	480,221

Gross margin	$31,287	$6,748	$4,273	$42,308

(1)	As the acquisition for RFG was completed on June 1, 2011, only five months are included in prior year ended October 31, 2011.

Net sales to third parties by segment exclude inter-segment sales and cost of sales. For fiscal years 2012, and 2011, inter-segment sales and cost of sales for Fresh products totaling $22.2 million, and $15.8 million were eliminated. For fiscal years 2012, and 2011, inter-segment sales and cost of sales for Calavo Foods totaling $11.6 million, and $11.2 million, were eliminated.